AGREEMENT


       ZHAO DONG BLOCK, OFFSHORE PEOPLE'S REPUBLIC OF CHINA



     This Agreement is entered into between APACHE CHINA CORPORATION LDC, a Cayman Islands corporation, having its principal office at 2000 Post Oak Boulevard, Houston, Texas 77056 ("Apache"), XCL-CHINA LTD., a company organized under the laws of the British Virgin Islands, having its principal office at 110 Rue Jean Lafitte, Lafayette, Louisiana 70508 ("XCL-China") and XCL LTD. , a Delaware corporation, having its principal office at 110 Rue Jean Lafitte, Lafayette, Louisiana 70508 ("XCL") as parent of XCL-China.

     Apache, XCL-China and XCL are sometimes referred to below as Party or Parties.


                            WITNESSETH

     WHEREAS, XCL-China, as Foreign Contractor, entered into a Contract for Petroleum Exploration, Development and Production on
February 10, 1993 on the Zhao Dong Block offshore the People's
Republic of China (the "Contract");

     WHEREAS, XCL-China, XCL and Apache entered into a Participation Agreement dated March 11, 1994 (the "Participation
Agreement") wherein Apache acquired thirty-three and one-third percent (33.333%) of XCL-China's participating interest under the Contract with the approval of MOFTEC and CNODC.

     WHEREAS, XCL-China and Apache entered into an Operating
Agreement dated June 2, 1994 (the "Operating Agreement") wherein the Parties defined their respective rights and obligations with regard to their operations under the Contract;

     WHEREAS, Apache is desirous of increasing its participation with XCL-China in the exploration and development of the Contract
Area by providing a disproportionate share of the funds and technical and managerial expertise in order to achieve the objectives of the Contract; and

     WHEREAS, Apache's additional participation with XCL-China as provided herein is subject to and contingent upon CNODC's approval and to the non-exercise by CNODC of its rights of first refusal under the Contract;

     IN CONSIDERATION of the mutual promises made herein, the Parties agree as follows:


1.     DEFINITIONS

     Any terms used in this Agreement which are defined in the Contract shall have the meanings given them in the Contract. All sums of money referred to in this Agreement are in US dollars, and "days" shall mean working days in the State of Texas. In addition, as used in this Agreement,

     "Acquired Interest" means a Participating Interest of sixteen and two-thirds percent (16.667%) in and to all the rights and obligations of XCL-China under the Contract.

     "Approval Date" means the date on which written approval of Apache's acquisition of the Acquired Interest and designation as Operator in accordance with the Contract and the laws of the People's Republic of China is given by both CNODC and the Ministry of Foreign Trade and Economic Cooperation of the People's Republic of China ("MOFTEC"), subsequent to the non-exercise by CNODC of its right of first refusal.

     "C Field" means the geological area with the depth limitation described in Exhibit 3.

     "Joint Account" shall have the meaning given it in the Operating Agreement.

     "Participating Interest" means the undivided percentage interest of each Party in the Foreign Contractor's rights, title and interest under the Contract from time to time.

     "Producing Unit" means a fully developed facility of one or more wells producing from a single platform that is part of a development plan approved as specified under the Contract.


2.     CONVEYANCE OF ACQUIRED INTEREST

     2.1 Subject to the consent of both CNODC and MOFTEC and in consideration of Apache's assumption of the obligations described in Article 3, XCL-China shall sell, transfer and assign to Apache the Acquired Interest on the Approval Date, free of all liens, claims and security interests. Effective as of the Approval Date, the Participating Interests of the Parties under the Contract and the Operating Agreement shall be:


               XCL-China          50.0%
               Apache             50.0%
                                -------
                                 100.0%
                                =======

     2.2 Subject to the above consents and any other governmental approvals required by the Contract, Apache shall be designated Operator under the Operating Agreement with effect from the Approval Date.


3.     TERMS OF PARTICIPATION

     3.1 In consideration of XCL-China's conveyance of the Acquired Interest and of Apache's being designated as Operator, and subject to Article 6, Apache agrees to the following obligations:

     (a) to assume or reimburse as provided in Section 3.3 below with effect from May 1, 1995 XCL-China's share of the cost of drilling, logging and initial testing of:

          (i) the next Appraisal well to be drilled at the C-3 location during the first phase of the exploration period of the Contract in the C Field but only through the base of the Minghuazhen sands as encountered in the C-2 well. Drilling, completion and testing costs in such well shall thereafter be borne by the Parties equally or as otherwise provided in the Operating Agreement.

          (ii) the next two Wildcat wells to be drilled during the first phase of the exploration period outside the geographic boundaries of the C Field, one of which is the D-1 well currently drilling; and



          (iii)either (a) a third Wildcat, if one is drilled for the Joint Account in the first phase; or (b) if no third Wildcat is drilled in the first phase and Apache elects to participate in the second phase of the exploration period as defined in Section
               6.2.2 of the Contract, the first Wildcat well to be drilled during the second phase of the exploration period.


     (b) to assume or reimburse as provided in Section 3.3 below with effect from May 1, 1995 fifty percent (50%) of all costs, including costs of seismic and bonus, to be incurred under the Contract.

     (c) to pay XCL-China sixteen and two thirds percent (16.667%) of the value of Foreign Contractor's share of the recoverable proved reserves in the Producing Unit(s) located in the C Field through the Minghuazhen (as described in Exhibit 3), according to the valuation procedure set out in Exhibit 1 hereto. If recoverable proved reserves in the Guantao are established as a result of the Parties' having deepened the C-3 Well referred to in Section 3.1(a)(i) on a basis in which XCL pays at least one-half of the costs of deepening, sixteen and two-thirds percent (16.667%) of Foreign Contractor's Share of such Guantao reserves shall be included in the computation of reserve value as set out in Exhibit 1.

     3.2 XCL and XCL-China covenant and agree to bear two-thirds of the expenditures made and to be made pursuant to the Contract and the Operating Agreement through the Approval Date, and after performance by Apache of its obligations under Article 3.1(a) to continue to bear and pay one-half of the ongoing expenditures incurred by the Foreign Contractor pursuant to the Contract and the Operating Agreement.

     3.3 Reimbursement of expenditures made by XCL-China relating to the period prior to the Approval Date which have become the responsibility of Apache pursuant to Sections 3.1(a) or 3.1(b) hereof shall be made by Apache within ten (10) days of the Approval Date. Apache shall be entitled to audit such reimbursable sums and the inventory costs referred to in Section
3.7 below, but any objection thereto must be made within ninety
(90) days of the Approval Date.

          3.4 For the purposes of Section 3.1(c) above, the determination of reserves shall be made within sixty (60) days of the first sale of oil from a Producing Unit.

               The engineering staff of Apache and XCL-China shall reasonably attempt jointly to determine the reserve estimates of
proved reserves applicable to the Producing Unit(s).   In the
event the engineering staff of Apache and XCL-China cannot mutually agree to the reserve estimates for a particular
Producing Unit within the time specified above, Apache and XCL-China shall accept reserve estimates determined in accordance with Exhibit 1 by the independent engineering firm of DeGolyer and McNaughton, and the cost of the independent determination shall be shared equally by the Parties hereto.

               Payment of the share of the value of the reserves in each Producing Unit, as described in Section 3.1(c), shall be made by Apache within thirty (30) days of its receipt of the mutually agreed reserve report or the report of DeGolyer and McNaughton, as the case may be; provided, however, that if following the last Producing Unit being placed on production an adjustment in value of prior Producing Units is due by either
Party to the other pursuant to clause (vi) of Exhibit 1, the adjustment shall be made in and to the payment due from Apache to XCL-China in respect of the last Producing Unit. If unpaid after thirty (30) days as set forth above, the balance shall be a debt due and shall at the election of the debtor Party either be payable from the shares of production accruing to the debtor
Party or be secured by the guarantee of the parent of the debtor
Party.

     3.5 Pursuant to Section 2.1(a) of the Participation Agreement, Apache shall pay XCL-China the sum of $196,000 on execution of this Agreement. Effective upon the Approval Date, this sum shall be deemed full and final settlement of all issues between Apache and XCL-China relating to costs incurred by XCL-China under the said Section 2.1(a) of the Participation Agreement, and XCL-China hereby agrees to accept such sum as full settlement. If this Agreement terminates prior to the Approval Date, the said sum of $196,000 shall be deemed to be on account of any sums due by Apache to XCL-China pursuant to the said Section 2.1 (a) of the Participation Agreement and not in settlement thereof. The settlement set forth above shall be without prejudice to either Party's rights under Section 2.1(b) of the Participation Agreement including Apache's right to pursue issues arising from its prior audit.


     3.6 If a sum of $310,000 becomes due and payable pursuant to Section 2.1(c) of the Participation Agreement in respect of a well prior to the Approval Date, the said sum shall be paid by Apache into the Joint Account and shall be used by XCL-China solely to defray the drilling costs of the D-1 well and subsequent Wildcats. Following the Approval Date, the said sum or sums of $310,000 paid as provided in the prior sentence shall be a reduction of the reimbursement due by Apache to XCL-China pursuant to Section 3.3 of this Agreement. If the Approval Date occurs before any sum becomes due and payable pursuant to Section 2.1(c) of the Participation Agreement, then notwithstanding the terms of the Participation Agreement, no such sum shall be paid.

     3.7 For the purpose of implementing the farmout provisions of Section 3.1 hereof, within seven (7) days of the date of execution of this Agreement, and subject to subsequent audit as referred to in Section 3.3 above, Apache shall purchase XCL-China's two-third's share of the inventory acquired for the Joint Account for the purpose of drilling the wells described in
Section 3.1 (a), according to the following procedure:

     (a) within the above seven (7) days, Apache will verify the existence of usable inventory belonging to the Joint
         Account which XCL-China represents has an approximate cost basis of $1,500,000.

     (b) following verification, Apache will pay XCL-China a sum of approximately $1,000,000 representing two-thirds of the cost of such inventory and XCL-China will deliver to Apache a valid bill of sale for such inventory containing the representations and warranties in
          Section 5.1(f) below, with a mutually acceptable inventory list attached.

     (c) the above payment of $1,000,000 will be deposited in the Joint Account and shall be used by XCL-China solely towards defraying drilling costs of the D-1 Well.

     (d) Inventory which has become the sole property of Apache pursuant to subsection (b) above shall be solely used to the extent reasonable and necessary, in the drilling of the D-1 well on the same cost basis as was used for the purpose of subsection (b) above. Apache shall be deemed to have contributed one-third (in terms of cost) of such inventory as and when used, and two-thirds of such cost shall be debited to XCL-China.

     (e) following the Approval Date, Apache's reimbursement due to XCL-China for two-thirds of the cost of the D-1 well pursuant to Section 3.1(a) above shall be reduced by two-thirds of the cost of the inventory used in such well up to the Approval Date.

     (f) if a second well covered by Section 3.1(a) above is spudded prior to the Approval Date, the procedure as set out in subsections (d) and (e) above shall apply to the second well until all usable inventory has been exhausted.


     (g) If this Agreement terminates, XCL-China shall re-purchase from Apache at cost a two-thirds interest in the balance of the inventory not theretofore used in wells, and shall reimburse Apache at cost for two-thirds of the inventory used.

      (h) XCL-China has been advised that no Chinese value added tax is payable in respect of the inventory transaction contemplated by this Section; however, if value added tax is payable, it shall be the responsibility of XCL-China and Apache will reasonably cooperate with XCL-China to promptly and properly resolve any value added tax questions.


4.     APPROVALS AND EFFECTIVENESS

     4.1 XCL-China and Apache shall exercise their best efforts promptly to secure the approvals referred to in the definition of "Approval Date" and to obtain execution by the requisite Chinese authorities of a document substantially in the form attached as Exhibit 2.

     4.2 Prior to the Approval Date, XCL-China will reasonably include Apache and its personnel in operating activities, including particularly the management of inventory, and will facilitate the changeover of operatorship to Apache on the Approval Date, subject to Section 7.1 below. Following Apache's designation as Operator, XCL-China shall continue to assist Apache in the latter's capacity as Operator to the extent Apache may reasonably request. The Parties will begin work immediately to facilitate the changeover of operatorship to Apache on the Approval Date.

     4.3 If at the end of six (6) months from the date of this Agreement, the approvals listed in the definition of Approval Date have not been obtained, any Party may require a further three (3) month period in which to continue to seek the required approvals, by written notice to that effect to the other Parties given at least twenty (20) days prior to the end of the six (6) month period. If prior to the end of such six (6) month period, any Party is officially informed that CNODC's right of first refusal will be exercised or that approval will not be granted, or if at the end of six (6) or nine (9) months as the case may be, the required approvals have not been obtained, this Agreement may at any time thereafter be terminated by any Party on twenty (20) days written notice to the other Parties.

     4.4 Apache shall provide XCL-China written notice of Apache's election whether or not to participate in the second phase of the exploration period of the Contract on or before January 31, 1996, and Apache and XCL-China will cooperate together to seek an extension of one year of the relinquishment obligations relating to one exploration block normally arising at the end of the first exploration phase of the Contract. If Apache does not elect to participate in the second phase, it shall be deemed to have satisfied its obligations under Section 3.1(a) hereof at the end of the first exploration phase and shall retain its fifty percent (50%) Participating Interest in any Development or Production Areas granted or applied for pursuant to the Contract, but shall withdraw pursuant to the Operating Agreement from the rest of the Contract Area. In that event, Apache will remain as Operator of the said Development and Production Areas.


5.     REPRESENTATIONS AND WARRANTIES

     5.1     As of the date of this Agreement and the Approval
Date, XCL and XCL-China represent and warrant that:

     (a) the copy of the Contract delivered to Apache on or about December 9, 1993 is the full and complete agreement between CNODC and the Foreign Contractor named therein; there have been no amendments thereof except the Modification Agreement dated March 11, 1994 to which Apache is a party, and there are no side agreements, letter agreements or memoranda which modify the effect of the Contract as disclosed or represented to Apache;

     (b) to the best of their knowledge and belief no act has been done in connection with the execution or performance of the Contract which is a breach of the Foreign Corrupt Practices Act of the United States;

     (c) all the conditions of the Contract have been duly satisfied and the Contract is in full force and effect in accordance with its terms;

     (d) the Foreign Contractor is not in default in the due and punctual performance of its obligations under the Contract, or to CNODC or MOFTEC;

     (e) save for royalties or taxes potentially payable to the PRC Government pursuant to the Contract, and except as set forth in the Contract, the interest of Foreign Contractor under the Contract, including the Acquired Interest, is free from any overriding royalty interests, mortgages, charges, pledges, bills of sale, liens and other interests or encumbrances;

     (f) no approvals to the transactions contemplated by this Agreement are required from holders of security interests in the stock of XCL-China or its assets; and the inventory referred to in Section 3.7 hereof is free and clear of all charges, pledges, bills of sale, liens and encumbrances;

     (g) subject to the provisions of the Contract, XCL-China legally and beneficially owns the Acquired Interest and has the absolute right to assign and transfer the same to Apache;

     (h)  save the right of first refusal in favor of CNODC in
          Section 23.2 of the Contract and rights created by the Participation Agreement and the Operating Agreement, there do not exist any rights of first offer or first refusal, pre-emptive rights or similar rights in favor of third parties which could inhibit XCL-China's ability to assign all or any part of the interest of Foreign Contractor to Apache;

     (i) there are no actions, suits or other proceedings pending or threatened against XCL-China or XCL in or by any court or other tribunal which might call into question the title of XCL-China to the Acquired
          Interest or its ability to assign the same in accordance with this Agreement;

     (j) subject to the approvals required by the Contract, XCL-China has full power and authority to enter into this Agreement, to transfer title to the inventory referred to in Section 3.7 hereof, and to assign the Acquired Interest and all required corporate acts have been or will prior to the Approval Date be done to enable it to perform its obligations under this Agreement; and

      (k) operations under the Operating Agreement have been conducted in accordance therewith and with the Contract, and there have been no delinquencies in payment or satisfaction of Joint Account obligations, and no obligations or commitments have been entered into by XCL-China as Operator except those contracted in the ordinary course of business and pursuant to Approved Work Programs and Budgets.

     5.2 As of the date of this Agreement and as of the Approval Date, Apache represents and warrants that:

     (a) Apache has full power and authority to enter into this Agreement and to acquire the Acquired Interest, and all required corporate acts have been or will be done prior to the Approval Date to enable Apache to perform its obligations under this Agreement;

     (b) There are no actions, suits or other proceedings pending or threatened against it in or by any court or other tribunal which would prevent Apache from performing its obligations hereunder or acquiring the Acquired Interest.

     5.3 As of the Approval Date, Apache shall also represent and warrant that it has met the registration and licensing requirements of the PRC to enable it to carry on business as contemplated by this Agreement.


6.     TERMINATION

     6.1 Notwithstanding approval of this Agreement by CNODC and MOFTEC, if any of the representations and warranties made by one Party to another are not true on May 1, 1995 or on the Approval Date, and such deficiency is material to the transaction contemplated by this Agreement, the Party adversely affected may give notice thereof to the other Parties at latest within five (5) days of the Approval Date. If the deficiency is capable of cure, Apache, XCL or XCL-China as the case may be shall use their best efforts to cure as promptly as possible. If the deficiency has not been cured within five (5) days after notice, the affected Party may at its election waive the deficiency by notice in writing or, in Apache's case, by making the payment referred to in Section 3.3 above; or may terminate this Agreement by written notice to the other Parties with the effect set out in Section 6.2.

     6.2 In the event this Agreement is terminated as provided above, it shall become void and of no effect upon the giving of the last notice referred to in Section 6.1 above. In that event, XCL-China will use its best efforts to withdraw and cancel the request for permission to assign to Apache and will inform CNODC of the termination of this Agreement in a way that does not reflect adversely on any Party, and Apache will return management of any part operations already being managed by it to XCL-China pursuant to the Operating Agreement.


7.     OTHER COVENANTS

     7.1 By May 31, 1995 XCL and XCL-China will furnish to Apache all the records, data and information required to be furnished to a successor Operator pursuant to the Operating Agreement and such other information pertaining to operations and to the Acquired Interest as Apache may reasonably request in writing at least five (5) days prior to May 31, 1995. However, Apache will not hold itself out or act towards Chinese
authorities as Operator, until the Approval Date.   In its
capacity as Operator, Apache shall not charge XCL-China for general and administrative expenses of its Houston office; the "indirect charge" permitted by the Contract and the Operating Agreement may continue to be charged as from time to time agreed. Notwithstanding Apache's having become Operator pursuant to this Agreement, XCL-China will file or cause to be filed all reports or other filings required by the Contract in respect of the periods through the Approval Date.

     7.2 Following the Approval Date, Apache shall designate three (3) representatives to the JMC, one of whom shall be the Contractor's chief representative.

     7.3 XCL-China and Apache agree upon the sharing of exploration and appraisal cost recovery oil (as described in Article 13.2.2.2 of the Contract) according to Exhibit 4 hereto.

     7.4 The locations, drilling plans, AFEs and TDs of any wells which are or are to become the responsibility of Apache pursuant to Section 3.1(a) above shall be mutually agreed between XCL-China and Apache before commitments to drill are made. Following the Approval Date, Apache shall be entitled to exercise XCL-China's voting rights under the Operating Agreement in regard to decisions affecting such wells, to the extent Apache is responsible for XCL-China's share of such costs.


8.     ARBITRATION

     8.1 Except for issues or disputes relating to the value of XCL-China's percentage of participation interest in estimated recoverable proved reserves to be produced from the C Field, any dispute relating to the application or interpretation of this Agreement, which the Parties are unable to resolve amicably, shall be settled by arbitration as provided below. XCL and XCL-China shall be treated as a single Party for the purposes of this Article.

     8.2 The Party who considers that a dispute exists shall inform the other Party in writing of the nature of the dispute and shall nominate, as an arbitrator, a non-affiliated person having expertise in the international oil business. If the other Party does not object to the nominated person, the nominated person shall serve as the agreed arbitrator.

     8.3 If the second Party does not accept the nominated person within thirty (30) days of receiving notification, the second Party shall nominate a second arbitrator and the two arbitrators shall designate a third. If the second Party does not name its arbitrator within sixty (60) days after the first appointment, or if the two arbitrators once appointed fail to appoint a third within sixty (60) days of the second appointment, the required appointment(s) may be made by the American Arbitration Association.

     8.4 The place of arbitration shall be Houston, Texas, and the tribunal shall conduct the arbitration in accordance with the rules of the American Arbitration Association.


9.     MISCELLANEOUS

     9.1 Unless required by applicable laws or regulations, no Party shall make a public announcement concerning this Agreement without the prior approval of the other Party as to the content, timing and dissemination of the public announcement.

     9.2 XCL-China and XCL on the one hand and Apache on the other agree to indemnify and hold each other harmless against any demands from brokers, intermediaries or agents for commission, finder's fees or similar claims in connection with this transaction.

     9.3 The Parties shall execute such other and further instruments and do and perform such further acts as may be reasonably required to complete the transaction contemplated by this Agreement.

     9.4 For the purpose of notices, the Parties' addresses shall be those given in the preamble to this Agreement or the telefacsimile numbers noted immediately below; any Party may change its address notices at any time on written notice to the Parties given by hand, by mail or by telefacsimile as provided below:


     To XCL:                    Facsimile No. (318) 261-0168

     To XCL-China:              Facsimile No. (318) 261-0168

     To Apache:                 Facsimile No. (713) 296-6450


Notices shall be deemed given on actual receipt; or if by telefacsimile, on confirmation of transmission.


     9.5 Subject to the limitations on transfer contained in the Contract, this Agreement shall inure to the benefit and be binding on the successors of the Parties.

     9.6 This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.


     IN WITNESS whereof each Party has caused its duly authorized representative to sign this Agreement on the 10th day of May, 1995 but effective the 1st day of May, 1995.


APACHE CHINA CORPORATION LDC


    /s/ G. Steven Farris
By:________________________________



XCL-CHINA LTD.


    /s/ Marsden W. Miller, Jr.
By:________________________________



XCL LIMITED


    /s/ Marsden W. Miller, Jr.
By:________________________________